Accountants' Consent

The Board of Directors
Synovus Financial Corp.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Synovus Financial Corp. of our report dated January 12, 2000, relating to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 Annual Report on Form 10-K of Synovus Financial Corp.


                                        /s/KPMG LLP
                                        KPMG


Atlanta, Georgia
June 27, 2000






                                  Exhibit 23.1